Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2015 with respect to the consolidated financial statements of First Foundation Inc. and Subsidiaries for the years ended December 31, 2014 and 2013 and our report dated March 16, 2015 with respect to the internal control over financial reporting of First Foundation Inc. and Subsidiaries at December 31, 2014, and we hereby consent to the incorporation by reference of those reports in this Post-Effective Amendment No. 1 to Registration Statement Nos. 333-193658 and 333-207638 on Form S-8.

/s/  VAVRINEK, TRINE, DAY & CO., LLP

Laguna Hills, California
October 29, 2015